Exhibit 23(i)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the 2006 Long-Term Incentive Plan of Stryker Corporation and to the incorporation by reference therein our reports dated February 2, 2007, with respect to the consolidated financial statements and schedule of Stryker Corporation, Stryker Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stryker Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

February 23, 2007